Exhibit 5.1

STRADLING YOCCA CARLSON & RAUTH, P.C. 660 NEWPORT CENTER DRIVE, SUITE 1600 NEWPORT BEACH, CA 92660-6422 SYCR.COM	CALIFORNIA NEWPORT BEACH SACRAMENTO SAN DIEGO SAN FRANCISCO SANTA BARBARA SANTA MONICA COLORADO DENVER NEVADA RENO WASHINGTON SEATTLE

February 7, 2020

VolitionRx Limited

13215 Bee Cave Parkway

Suite 125, Galleria Oaks B

Austin, Texas  78738

Re:Securities Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by VolitionRx Limited, a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (as may be amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration under the Securities Act of up to 1,000,000 shares (the “New Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) pursuant to the Company’s 2015 Stock Incentive Plan (as amended, the “2015 Plan”).  The Registration Statement also contains a reoffer prospectus (the “Reoffer Prospectus”) pursuant to which certain selling stockholders described in the Reoffer Prospectus may reoffer and resell (i) up to 1,005,916  shares of Common Stock previously issued or reserved for issuance under outstanding awards granted pursuant to the Company’s 2011 Equity Incentive Plan (the “2011 Plan”), and (ii) up to 2,800,000 shares of Common Stock previously issued or reserved for issuance under outstanding awards granted pursuant to the 2015 Plan.

In connection with the preparation of this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the New Shares, when issued and sold in accordance with the Registration Statement, the 2015 Plan, and the related agreements, will be validly issued, fully paid and non-assessable.

We render this opinion only with respect to the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the application or effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the reference to us in the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Registration Statement on Form S-8

February 7, 2020

Page Two

This opinion is intended solely for use in connection with the issuance and sale of the New Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH, P.C.

/s/ Stradling Yocca Carlson & Rauth, P.C.